Exhibit 99.1

U.S. Physical Therapy Elects Dr. Bernard A. Harris, Jr. to Board of Directors

    HOUSTON--(BUSINESS WIRE)--Aug. 24, 2005--U.S. Physical Therapy, Inc. (Nasdaq:USPH) announced today that Dr. Bernard A. Harris, Jr. has been elected to the Company's Board of Directors expanding the number of Board members from ten to eleven.
    Dr. Harris is President and Chief Executive Officer of Vesalius Ventures, a venture capital firm that invests in early-stage medical informatics and technology. Previously he was an astronaut and clinical Scientist with NASA, where he conducted research in musculoskeletal physiology and osteoporosis. While with NASA, Dr. Harris logged more that 438 hours and over 7.2 million miles in space. He earned a Bachelor of Science in Biology from the University of Houston, a Master of Medical Science from the University of Texas Medical Branch at Galveston, a Master of Business Administration from the University of Houston Clear Lake and a Doctorate of Medicine from the Texas Tech University School of Medicine. Dr. Harris completed a Residency in Internal Medicine at the Mayo Clinic, a National Research Council Fellowship in Endocrinology at the NASA Ames Research Center and trained as a Flight Surgeon at the Aerospace School of Medicine at Brooks Air Force Base. He serves as a board member of a number of business and professional organizations. Dr. Harris has received numerous awards and recognition, including two NASA Space Flight Medals, election as Fellow of the American College of Physicians and he was the recipient of the 2000 Horatio Alger Award.

    About U.S. Physical Therapy, Inc.

    Founded in 1990, U.S. Physical Therapy, Inc. operates 277 outpatient physical and/or occupational therapy clinics in 36 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups. U.S. Physical Therapy, Inc. has been named for three consecutive years in Forbes Magazine's Best 200 Small Companies List.
    More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

    CONTACT: U.S. Physical Therapy, Inc., Houston
             Larry McAfee or Chris Reading, 713-297-7000 or
             DRG&E
             Investors Relations:
             Jack Lascar, 713-529-6600